Keryx Biopharmaceuticals, Inc. Announces Appointment of Jack Kaye,
CPA, to Board of Directors

Former Senior Partner at Deloitte & Touche, LLP Joins Board

NEW YORK, Sept 20, 2006 /PRNewswire-FirstCall/ --Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX ) today announced the appointment of Jack Kaye, CPA, to the Company's Board of Directors.

Jack Kaye, 62, began his career at Deloitte & Touche, LLP, an international accounting, tax and consulting firm, in 1970 and was a Partner in the firm from 1978 until May 2006, when he retired after a long and distinguished career.   At Deloitte, Mr. Kaye was responsible for serving a diverse client base of public and private, global and domestic, companies in a variety of industries.  Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley issues.  In addition, he has served as Deloitte’s Tri-state liaison with the banking and finance community and assisted clients with numerous merger and acquisition transactions. Most recently, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than twenty years. Mr. Kaye is actively involved with several charitable organizations including Variety-the Children’s Charity, for which he currently serves as Chairman of the Banking/Tabulations Committee, a position he has held for more than twenty years.   Mr. Kaye also serves as consultant and fundraiser for several not-for-profit organizations, and has been honored by Women’s League Community Residences, OTSAR, B’nai Brith and American ORT; having received each organization’s Distinguished Service Award for numerous civic and charitable endeavors and commitment to community volunteer service. Mr. Kaye holds a BBA from Baruch College and is a Certified Public Accountant.

"We are very excited that Jack has agreed to join our Board of Directors and serve as Audit Committee Chairman," stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx. Weiss continued, "Through his many years of experience in public accounting, Jack is well-versed in matters related to corporate governance, and his participation on our Board and general guidance will further enhance our corporate governance and internal control policies and procedures consistent with PCAOB and SEC guidance."

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex™, previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:

Ron Renaud
Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com